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                                         EXHIBIT 99.5: FORM OF LETTER TO BROKERS



                      UNITED STATES LIME & MINERALS, INC.

                        13800 MONTFORT DRIVE, SUITE 330
                              DALLAS, TEXAS 75240


                               DECEMBER 27, 2000


To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees


     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by United States Lime & Minerals, Inc. of an aggregate of 1,818,181 shares of Common Stock, par value $0.10 per share ("Common Stock"), of United States Lime & Minerals, at a subscription price of $5.50 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on December 27, 2000 ("Subscription Rights"), to all holders of record of shares of United States Lime & Minerals's Common Stock, except in the case of shares held through the Company's 401(k) plan (formerly the ESOP) (the "Plan"), in which case the distribution was made to the beneficial owners of those shares, as of the close of business on December 26, 2000 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (to the extent available, subject to proration). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.



     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.4566 Subscription Rights for each share of Common Stock owned by such beneficial owner. Shareholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest full Subscription Right.


     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents for you to use:

          1. Prospectus;

          2. Form of Letter from United States Lime & Minerals to its Shareholders;

          3. Instructions for Use of United States Lime & Minerals, Inc. Subscription Certificates;

          4. Notice of Guaranteed Delivery;

          5. A form letter which may be sent to your clients for whose accounts you hold our Common Stock registered in your name or in the name of your nominee;

          6. Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Subscription Rights;

          7. Nominee Holder Certification Form; and

          8. Return Envelope addressed to Computershare Trust Company of New York as Subscription Agent.


     Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Standard Time, on February 5, 2001 (as it may be extended, the "Expiration Date").

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     To exercise Subscription Rights, properly completed and executed
Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed in lieu of delivery of a Subscription Certificate prior to the Expiration Date.

     Additional copies of the enclosed materials may be obtained by contacting Corporate Investor Communications, Inc. toll free at (866) 745-6678, or United States Lime & Minerals, Inc.'s Vice President of Finance, Company Secretary and Corporate Controller, Larry T. Ohms, at (972) 991-8400.

                                            Sincerely,

                                            /s/ TIMOTHY W. BYRNE
                                            Timothy W. Byrne
                                            President and CEO

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